Exhibit 99.1

PLATO Learning Reports Second Quarter Revenue and Order Growth

Second Quarter 2008 Highlights

  Revenues Grow 7% on a 58% Increase in Subscription Revenues
  Total Orders Grow 4%; Subscription Orders Increase 22%
  PLE Renewal Rates Improve to 91%
  Efficiencies of Software-as-a-Service Business Model Continue as $1.6 Million Restructuring Positions Company for Continued Cost and Cash Flow Improvements
  Net Loss Excluding Restructure Charges Improves; Subscription Margins Improve

MINNEAPOLIS--(BUSINESS WIRE)--PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult e-learning solutions, today announced that total revenues grew 7% to $16.2 million for the second quarter ended April 30, 2008, compared to $15.2 million for the second quarter of fiscal 2007. Subscription revenues for the quarter increased 58% to $8.5 million. Revenue for the first six months of fiscal year 2008 also grew, from $32.2 million in 2007 to $32.4 million in 2008. The Company’s second quarter net loss, excluding restructuring costs of $1.6 million, improved to ($4.8) million, or ($0.20) per share in 2008, compared to ($5.3) million, or ($0.22) per share in 2007. Gross margins improved in the second quarter to 43% in 2008 compared to 42% in 2007. The margin improvement reflects a 13 percentage point increase in subscription margins as a result of the strong growth in subscription revenues.

The Company also reported that total orders in the second quarter grew 4% to $13.1 million in 2008, compared to $12.6 million in 2007. Orders for the Company’s new generation online learning management platform, the PLATO Learning Environment™ (PLE™), more than doubled in the second quarter to $5.6 million, resulting in 22% growth in total subscription orders to $7.2 million.

Mike Morache, PLATO Learning President and CEO said, “In 2006 we began our transition from a perpetual licensing model to a subscription model. Our achievement of both revenue and order growth in the quarter is a significant milestone in our transition. We are especially pleased by the growing momentum for subscription products delivered on PLE™, which are expected to drive future increases in subscription revenues. PLE renewals in the first half of fiscal 2008, calculated in terms of dollar value of subscriptions renewed, improved to 91% from 74% in the second half of fiscal 2007. Our subscription base is growing, thereby making renewals a significant percentage of total orders and revenue and contributing to more predictable financial performance.”

During the quarter, 129 school districts and community colleges became new subscribers to PLE, an 82% increase over the second quarter of 2007. New PLATO Learning customers were approximately 40% of the total customers added in the quarter. PLE registered user growth was also strong. At the end of the quarter 721,000 users in 965 school districts, community colleges and other learning institutions across the U.S. were registered to use PLE, an 18% increase during the quarter.

Mr. Morache continued, “We are nearing completion of the three-year product investment roadmap established for our Software-as-a-Service (SaaS) strategy. During this time we have launched an industry-leading web-based learning management system, refreshed substantially all of the Company’s rich content library, introduced a new set of algebra courses on PLE for community colleges, created 46 full-semester courses for grades 6 through 12, added classroom assessment capabilities to drive personalized instruction, and became the first education technology provider to offer our software on one of the most popular handheld gaming devices in the U.S. Our investments have resulted in products that will help us sustain growth well into the future. With most of the large investments behind us, we initiated actions in the quarter to moderate product investment to a level that conforms to our long-term business model. We also took actions in the quarter to implement operating efficiencies enabled by the transition to the SaaS business model. Taken together, these actions and expected continued growth in subscription orders and revenues will contribute to our goal of profitability in fiscal 2009.”

Cash balances were $12.9 million at the end of the second quarter, down seasonally from $19.1 million going into the quarter. Cash balances are expected to grow throughout the balance of fiscal year 2008 as the Company moves through the primary buying season for the K-12 market.

Conference Call

A conference call to discuss this announcement is scheduled for today, June 3, 2008, at 3:45 p.m. CDT (Central Daylight Time). The dial-in number for this call is 1.888.276.0007 in the U.S. and Canada, and 1.612.332.0107 internationally. Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call. A recording of the call will be available from 6:00 p.m. CDT on June 3, 2008, until midnight on June 10, 2008. To access the recording, call 1.800.475.6701 in the U.S. and Canada and 1.320.365.3844 internationally. At the prompt, enter pass code number 878950.

Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/Investor-Relations/Conference-Calls.aspx.

About PLATO Learning

PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning’s online educational software is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout the U.S. and Puerto Rico, as well as international distributors in Canada, the United Kingdom and South Africa. For more information, please visit http://www.plato.com.

The announcement includes the use of non-GAAP financial measures that are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have been used in this announcement because the Company believes they are useful to investors by providing greater transparency to supplemental information used in the Company’s internal financial and operational analysis. Investors are encouraged to review the reconciliations attached to this announcement of the non-GAAP financial measures used in this announcement to their most directly comparable GAAP financial measures.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company's most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.

PLATO®, Straight Curve® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
REVENUES
Subscriptions	$8,475	$5,360	$16,444	$10,513
License fees	1,509	3,070	3,760	7,712
Services	6,261	6,783	12,176	14,014
Total revenues	16,245	15,213	32,380	32,239

COST OF REVENUES
Subscriptions	4,816	3,737	9,465	6,935
License fees	1,097	1,864	2,520	4,146
Services	3,314	3,159	5,910	6,341
Total cost of revenues	9,227	8,760	17,895	17,422

GROSS PROFIT	7,018	6,453	14,485	14,817

OPERATING EXPENSES
Sales and marketing	7,521	7,382	14,526	15,103
General and administrative	2,701	2,904	5,651	6,118
Product maintenance and development	1,101	1,145	2,177	2,913
Amortization of intangibles	388	457	775	914
Restructuring	1,635	-	1,635	-
Total operating expenses	13,346	11,888	24,764	25,048

OPERATING LOSS	(6,328)	(5,435)	(10,279)	(10,231)

Other income, net	7	279	199	699

LOSS BEFORE INCOME TAXES	(6,321)	(5,156)	(10,080)	(9,532)

Income tax expense	152	150	304	300

NET LOSS	$(6,473)	$(5,306)	$(10,384)	$(9,832)

LOSS PER SHARE
Basic and diluted	$(0.27)	$(0.22)	$(0.44)	$(0.41)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	23,812	23,747	23,800	23,739

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	April 30,	October 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$12,938	$24,297
Accounts receivable, net	9,727	14,479
Other current assets	6,304	7,759
Total current assets	28,969	46,535

Equipment and leasehold improvements, net	4,756	5,615
Product development costs, net	30,691	30,266
Goodwill	71,865	71,865
Identified intangible assets, net	6,798	7,983
Other long-term assets	5,805	5,039
Total assets	$148,884	$167,303

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,041	$4,608
Accrued compensation	4,569	5,453
Other accrued liabilities	4,563	4,245
Deferred revenue	31,500	38,821
Total current liabilities	44,673	53,127

Long-term deferred revenue	10,198	10,302
Deferred income taxes	3,441	3,139
Total liabilities	58,312	66,568

Stockholders' equity:
Common stock	239	238
Additional paid-in capital	170,119	169,927
Treasury stock at cost	(209)	(205)
Accumulated deficit	(78,278)	(67,893)
Accumulated other comprehensive loss	(1,299)	(1,332)
Total stockholders' equity	90,572	100,735
Total liabilities and stockholders' equity	$148,884	$167,303

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	April 30,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(10,384)	$(9,832)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	304	300
Depreciation and amortization	8,685	7,711
Provision for doubtful accounts	-	(174)
Stock-based compensation	76	541
Other adjustments	9	5
Changes in operating assets and liabilities:
Accounts receivable	4,093	8,202
Other current and long-term assets	1,176	1,039
Accounts payable	(567)	(949)
Other current and long-term liabilities	(558)	(3,286)
Deferred revenue	(7,425)	(6,934)
Total adjustments	5,793	6,455
Net cash used in operating activities	(4,591)	(3,377)

INVESTING ACTIVITIES:
Capitalized internal product development costs	(6,679)	(7,419)
Purchases of equipment and leasehold improvements	(223)	(1,237)
Net cash used in investing activities	(6,902)	(8,656)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, net of repurchases	123	116
Repayments of capital lease obligations	(20)	(21)
Net cash provided by financing activities	103	95

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	31	(108)

Net decrease in cash and cash equivalents	(11,359)	(12,046)

Cash and cash equivalents at beginning of period	24,297	33,094

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,938	$21,048

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Order Information ($000s)

	Three Months Ended April 30,			Six Months Ended April 30,
			%			%
	2008	2007(a)	Change	2008	2007(a)	Change
Order Value:
Subscriptions
Courseware	$6,869	$5,135	34%	$11,912	$8,773	36%
Assessment and other	369	784	(53%)	965	1,422	(32%)
Total subscriptions	7,238	5,919	22%	12,877	10,195	26%

License fees	2,444	2,563	(5%)	3,927	6,803	(42%)

Services	3,414	4,164	(18%)	6,893	8,446	(18%)
	$13,096	$12,646	4%	$23,697	$25,444	(7%)

Percent of Total Order Value:
Subscriptions
Courseware	52%	41%		50%	34%
Assessment and other	3%	6%		4%	6%
Total subscriptions	55%	47%		54%	40%

License fees	19%	20%		17%	27%

Services	26%	33%		29%	33%
	100%	100%		100%	100%

(a) Certain 2007 amounts previously reported as assessment orders have been reclassified to courseware orders to conform to the current period presentation.

Deferred Revenue Balances ($000s)

	As of April 30,
	2008	2007	% Change

Subscriptions	$29,965	$19,951	50%
License fees	1,319	1,469	(10%)
Services	10,415	13,492	(23%)
	$41,699	$34,912	19%

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Loss Per Share to Non-GAAP Loss Per Share
Before Restructuring Charges
($000s, except per share amounts)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Net loss, as reported	$(6,473)	$(5,306)	$(10,384)	$(9,832)
Restructuring charges	1,635	-	1,635	-
Net loss before restructuring charges	$(4,838)	$(5,306)	$(8,749)	$(9,832)

Loss per share (basic and diluted):
Loss per share, as reported	$(0.27)	$(0.22)	$(0.44)	$(0.41)
Restructuring charges	0.07	-	0.07	-
Loss per share before restructuring charges	$(0.20)	$(0.22)	$(0.37)	$(0.41)

Weighted average common shares outstanding:
Basic and diluted (GAAP)	23,812	23,747	23,800	23,739
Diluted (Non-GAAP)	23,812	23,747	23,800	23,739

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
Before Restructuring Charge ($000s)

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2008	2007	Change	2008	2007	Change
Total operating expenses	$13,346	$11,888	12%	$24,764	$25,048	(1%)
Restructuring charge	(1,635)	-	NM	(1,635)	-	NM
Operating expenses before restructuring charge	$11,711	$11,888	(1%)	$23,129	$25,048	(8%)

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)

Reconciliation of GAAP Cash Flow (Used In) Provided By Operating
Activities To Non-GAAP Free Cash Flow ($000)
	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Cash flow (used in) provided by operating activities	$(2,606)	$465	$(4,591)	$(3,377)
Capitalized internal product development costs	(3,509)	(3,494)	(6,679)	(7,419)
Purchases of equipment and leasehold improvements	(96)	(548)	(223)	(1,237)
Free Cash Flow	$(6,211)	$(3,577)	$(11,493)	$(12,033)

CONTACT:
PLATO Learning, Inc.
Mike Morache, 952-832-1000
President and Chief Executive Officer
or
Rob Rueckl, 952-832-1000
Vice President and Chief Financial Officer